Exhibit 10.17

AST & SCIENCE, LLC

December 15, 2020

ATC TRS IV LLC

116 Huntington Avenue, 11th Floor

Boston, MA 02116

Attention: Jason Hirsch

Re: Additional Agreements

ATC TRS IV LLC:

This letter agreement (this “Amended and Restated Letter Agreement”) amends and restates that certain letter (the “Original Letter”) from AST & Science, LLC, a Delaware limited liability company (the “Company”) to ATC TRS II LLC, a Delaware limited liability company and predecessor in interest to ATC TRS IV LLC, a Delaware limited liability company (“you” or the “Investor” and, together with the Company, the “Parties,” and each, a “Party”), dated October 16, 2019 in connection with the acquisition by the Investor of 149,685 Series B Preferred Shares (the “Preferred Shares”) of the Company, pursuant to that certain Series B Preferred Shares Purchase Agreement, dated as of October 16, 2019 (the “Purchase Agreement,” and such sale of Series B Preferred Shares pursuant to the Purchase Agreement, the “Series B Financing”).

As you also know, concurrently with the execution of this Amended and Restated Letter Agreement, the Company and certain of its existing equity holders are entering into an Equity Purchase Agreement (the “Equity Purchase Agreement”) with New Providence Acquisition Corp. (“NPA”) and New Providence Management LLC (“NPA Sponsor”). The Equity Purchase Agreement contemplates a series of transactions the consummation of which will result in (i) NPA becoming the managing member of the Company and a publicly listed and traded holding company for the Company’s business (NPA after the closing of the Equity Purchase Agreement, “PubCo”), (ii) each of PubCo and the Company undergoing a recapitalization transaction to structure the ongoing business into an “UP-C” structure and receive up to $250 million of new investment capital from NPA investors in a concurrent private offering of PubCo equity (the “PIPE Offering”) and (iii) in connection with the foregoing, the amendment and restatement of the Company’s limited liability company operating agreement, the adoption of a new charter and bylaws for PubCo (which will be renamed “AST SpaceMobile, Inc.”), entry into a stockholders’ agreement among the PubCo, NPA Sponsor and certain of AST’s existing equity holders, among other ancillary agreements facilitative to the foregoing (the transactions and agreements contemplated by the Equity Purchase Agreement, collectively, the “Going Public Transactions”).

As a result of Going Public Transactions, and for other commercial reasons, the Company and the Investor hereby enter into this Amended and Restated Letter Agreement pursuant to which the Parties agree as follows:

1.	Sale of Shares to Competitor. As long as the Investor, together with its affiliated entities, owns no less than all of the Preferred Shares purchased by it pursuant to the Purchase Agreement, the Company agrees not to issue and/or sell equity securities in the PIPE Offering to a “Cellular Tower Company” defined as any person or company which is primarily engaged in the neutral host business, which shall include the operation of telecommunications systems through infrastructure or the erection, maintenance and/or provision of space on, or leasing of, telecommunications towers, whether ground based towers, rooftop towers, poles or other types of towers or communications systems, including fiber optic cables, or the communications facilities situated at various tower or communications sites; for the avoidance of doubt, the expression “Cellular Tower Company” will not include wireless mobile network operators or financial sponsors.

2.	Press Release. Section 2 of the Original Letter is hereby terminated and void effective upon the closing of the Equity Purchase Agreement.

3.	Commercial Agreement. See Annex A hereto which is incorporated herein by reference.

This Amended and Restated Letter Agreement is effective as of the date first above written.

Very truly yours,

AST & SCIENCE, LLC

/s/ Abel Avellan
Abel Avellan, CEO

AGREED AND ACCEPTED:

ATC TRS IV LLC

By:	/s/ Edmund DiSanto
Name:	Edmund DiSanto
Title:	EVP, Chief Administration Officer and General Counsel

ANNEX A

ATC TRS IV LLC (“American tower”) and AST&Science LLC (“AST”) Operational Agreement Terms

The terms below amend and restate Annex A to the Original Letter and are effective as of the date of the Amended and Restated Letter Agreement, to which these terms are attached and incorporated into by reference. These terms are predicated on the availability of suitable American Tower facilities on a Market (defined below) by Market basis to serve as AST’s terrestrial gateway facilities (such facilities, including the feeder link equipment, hosted operator cellular radio access equipment and software, and all other reasonable or necessary equipment or software, collectively, the “Gateway Facilities” and each, a “Gateway Facility”). Each capitalized term or expression used but not otherwise defined in this annex shall have the meaning attributed to such term or expression in the Amended and Restated Letter Agreement.

Context:

AST’s space platform and Gateway Facilities will provide mobile network operators (each, an “MNO”) mobile services infrastructure to areas unserved and/or inconsistently served by terrestrial network coverage.

Each Gateway Facility may serve (a) a single MNO or (b) multiple MNOs in each country (each, a “Market”).

The Parties shall negotiate, in good faith, commercial agreements for the placement of Gateway Facilities on a Market by Market basis, as provided for herein.

The Markets in which Vodafone operates are set forth on Appendix A which, for the avoidance of doubt, shall not be modified other than by mutual written agreement of the parties (the “Vodafone Markets” and, the Markets where Vodafone does not operate, the “Carrier Neutral Markets”).

A.	Vodafone Markets

In Vodafone Markets, each American Tower Gateway Facility may serve a single MNO provided that American Tower has local Market operations with assets that meet AST’s and the MNO’s Service Level Agreement (each, an “SLA”) requirements, technical requirements and availability. AST shall work with Vodafone and American Tower to evaluate and plan deployments with preferred vendor status to also offer such facilities in the Vodafone Markets. In Vodafone Markets, the usage of any American Tower services shall be subject to Vodafone’s, AST’s and American Tower’s mutual technical and commercial agreement in addition to acquisition, zoning and permitting know-how on a Market by Market basis.

B.	Carrier Neutral Markets

In all Markets, American Tower Gateway Facilities may serve multiple MNOs and other service providers provided that American Tower has local Market operations that meet AST’s and its customers’ SLA requirements, technical requirements and carrier neutral availability. AST shall work with American Tower to evaluate and plan such deployments on existing or new properties, or in new Markets. Such deployments shall be subject to the Right of First Bid process set forth herein and the mutual written agreement of the Parties.

In Carrier Neutral Markets, American Tower may at its sole discretion and upon written commercial and technical agreement with AST, manage the operation of the AST deployed Gateway Facilities, including access points e/Node B / gNode B transport (the “Managed Services”) and, where applicable, in connection with AST’s space platform and mobile network. Each Gateway Facility in each Market will define the services, technical requirements and SLA to be agreed to between AST and American Tower subject to the Right of First Bid process set forth in Section C herein.

C.	Operational Agreement Terms

Term: Five (5) years starting with the initial launch of Bluewalker 3 commercial mobile services by AST from its space platform for mobile, which date shall be confirmed in writing by AST to American Tower.

American Tower Preferred Vendor Rights: In the event AST requires a third party service provider of a Gateway Facility or services in a Carrier Neutral Market, AST shall provide detailed requirements, schedules and desired locations in advance in writing to American Tower. American Tower shall provide an initial estimate to provide such Gateway Facility or services. Should AST reasonably deem such initial estimate acceptable, AST shall proceed to contract with American Tower. If AST does not, in its reasonable estimation, deem such estimate acceptable, AST shall put to open bid such Gateway Facility or services, to which process American Tower shall be invited, in its sole discretion, to participate, but in no case shall AST accept any bid that, all things being equal, is inferior to American Tower’s best and final proposal. Any such choice of an alternative bidder shall be subject upon American Tower’s request to a confidential third-party audit to validate such decision. For the avoidance of doubt, this preferred vendor process shall apply (i) in all markets not set forth on Appendix A and (ii) with respect to any single MNO launches in Carrier Neutral Markets.

American Tower Preferred Gateway Facility Vendor Status: If in (i) Vodafone Markets where Vodafone elects not to use its own single MNO facilities, (ii) all Markets not set forth in Appendix A, or (iii) instances where AST requires a third party vendor, American Tower’s existing or proposed facilities are technically and commercially feasible for the AST’s space mobile services, then AST will use commercially reasonable efforts to utilize American Tower facilities for AST’s global network and mutually agree to financial terms. In all cases, the written consent of all AST customers, including the local MNO partners or Vodafone in Vodafone Markets, shall be a requirement for the use of American Tower facilities or services on a Market by Market basis.

Carrier Neutral Hosting Facilities in Equatorial Markets:

AST shall immediately commence work with American Tower to evaluate and plan Gateway Facility and radio access network data center deployments with preferred vendor status to offer carrier-neutral hosting facilities in the initial launch Markets set forth on Appendix B (each, an “Equatorial Market”). In Equatorial Markets, the usage of American Tower Gateway Facilities, acquisition, zoning and permitting know-how, as well as construction, and operational services shall be subject to the Parties’ mutual technical and commercial agreement, on an Equatorial Market by Equatorial Market basis.

Carrier Neutral Hosting Facilities

During space mobile network deployments in the initial Equatorial Markets, (subject to the Vodafone Markets) as well as all other future Markets inclusive of 5G (subject to the Vodafone Markets), American Tower will serve as the preferred vendor for carrier neutral hosting facilities. Each such carrier neutral hosting facility shall have the ability to serve all MNOs in such Markets. American Tower’s provision of a carrier neutral hosting facility to AST may include but not be limited to (i) operation of such carrier-neutral hosting facility, (ii) all ground infrastructure and hosting capabilities necessary to operate such carrier neutral hosting facility, (iii) the locations for each carrier neutral hosting facility, (iv) all power/electricity and other equipment needed to operate such carrier-neutral hosting facility, (v) radio and associated computing and networking equipment, and (vi) appropriate security for each carrier-neutral hosting facility.

For the use of a carrier neutral hosting facility, AST shall pay American Tower a fair market monthly fee (the “Monthly Connection Fee”) determined by the Parties on a facility-by-facility basis for the use and operation of the applicable carrier neutral hosting facility. The Monthly Connection Fee will be an amount determined by the size of the facility, the number of AST MNO partners utilizing the applicable carrier neutral hosting facility and any local Market requirements. AST will negotiate to charge each MNO partner its pro rata share of the Monthly Connection Fee for the use of the applicable carrier-neutral hosting facility and such amounts will be paid to American Tower as the Monthly Connection Fee.

Should American Tower and AST mutually agree to construct a new carrier neutral hosting facility or construct improvements required to an existing carrier neutral hosting facility in order to deliver the SpaceMobile Service in any Market, American Tower may choose in its sole discretion to incur all such capital expenditures and manage the construction for such improvements (the “American Tower Investments”). To the extent American Tower Investments are incurred, American Tower will provide AST a fair market, long-term lease arrangement whereby the underlying lease construct will be based on the return of capital relating to the American Tower Investments and at a market rate of return for the capital invested (the “Hosting Facility Lease”). AST will negotiate to charge each MNO partner its pro rata share of the Hosting Facility Lease for the use of the applicable carrier-neutral hosting facility and such amounts will be paid to American Tower in satisfaction of the payments required by the Hosting Facility Lease.

**Remainder of Page Intentionally Left Blank – Counterpart Signature Pages to Follow**

AST & SCIENCE, LLC

By:	/s/ Abel Avellan
Name:	Abel Avellan
Title:	CEO

ATC TRS IV LLC

By:	/s/ Edmund DiSanto
Name:	Edmund DiSanto
Title:	EVP, Chief Administration Officer and General Counsel

Signature Page to Annex A – Operational Agreement Terms